Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Global ePoint, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statement of Global ePoint, Inc. and Subsidiaries on Forms S-3 (No. 333-129938, 333-127735, 333-127734, 333-122125, 333-118770) and on Form S-8 (No. 333-127315) of our report dated April 16, 2007 relating to the consolidated financial statements of Global ePoint, Inc. and Subsidiaries as of December 31, 2006 and for the year then ended, which report is included in this Annual Report on Form 10-KSB. Our report contains an explanatory paragraph regarding Global ePoint, Inc. and Subsidiaries’ ability to continue as a going concern.

/s/ VASQUEZ & COMPANY LLP
Los Angeles, California
April 16, 2007